SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT ("Agreement") is entered into on August 10, 1999 by and among Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation with its principal office located at The Mellon Bank Center, 1735 Market Street, Suite 1300, Philadelphia, Pennsylvania 19103 ("Clariti"); NKA Communications Pty. Ltd. ACN 065 090 931, an Australian company with its principal office located at 424 St. Kilda Road, Melbourne, Victoria, Australia 3004 ("Company"); Corangamite Pty. Limited ACN 057 655 679 as trustee for The Lake Corangamite Trust, an Australian company with its principal office located at 12 Parliament Place, Melbourne, Victoria, Australia 3002 ("Corangamite"); Consortium Communications International Pty. Ltd. ACN 005 981 813 as trustee ("Consortium International"); Doron Nevo, an individual residing in Israel ("Nevo"); and Barbara Bromilow, an individual residing at 6 Dunraven Court, Langwarren, Victoria, Australia 3910 ("Bromilow"), as holders of all of the issued and outstanding shares in the share capital of the Company (Corangamite, Consortium International, Nevo and Bromilow are referred to herein collectively as the "Sellers"); and Peter S. Cook ("Cook") and Yankel Koncepolski ("Koncepolski"), both residing in Australia.

     BACKGROUND
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     A.  Company has issued and outstanding twenty-three thousand (23,000)
shares all owned by and among the Sellers, which shares represent one hundred percent (100%) of the issued and outstanding shares in the share capital of the Company ("Shares").

B. Company has issued and outstanding the NKA Notes (defined in Section
1) all owned by and among the NKA Noteholders (defined in Section 1).

C. Clariti wishes to acquire the Shares and the NKA Notes and the Sellers desire to sell or cause to be sold the Shares and the NKA Notes, in accordance with the terms and conditions of the Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual promises herein made, and in consideration of the covenants, representations and warranties herein contained, the parties hereby agree as follows:

     1.  DEFINITIONS AND CONDITION PRECEDENT.
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1.1  Definitions.  The following terms shall have the following meanings:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Agreement" has the meaning set forth in the preamble above.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

     "Channel Providers" means those parties who entered into certain agreements with Company as described in Section 6.9.

     "Clariti Common Stock Issued at Closing" means the following shares of Clariti Stock issued by Clariti at Closing: (i) the 963,822 shares issued to Sellers, (ii) the 126,744 shares issued to the NKA Noteholders and (iii) the 59,435 shares issued to or on behalf of the Channel Providers.

     "Clariti Common Stock Issued in Escrow" means the 349,999 shares of Clariti Stock issued by Clariti at Closing to the Escrow Agent.

     "Closing" and "Closing Date" have the meanings set forth in Section 2.5

     "Company" has the meaning set forth in the preamble above.

     "Confidential Information" means any and all information concerning the business and affairs of the Company or Clariti other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of the Sellers.

     "Disclosure Schedule" means the various disclosure schedules attached to this Agreement as provided for in Section 3.

     "Escrow Agent" has the meaning set forth in the Escrow Agreement.

     "Escrow Agreement" means an escrow agreement in substantially the form set forth as Exhibit "A" hereto.

     "Escrowed Sellers" means those Sellers (i.e., Corangamite and Consortium International) who are parties to the Escrow Agreement.

     "Financial Statements" has the meaning set forth in Section 3.9.

     "GAAP" means accounting standards, statements of accounting concepts, UIG consensus views and accounting guidance releases regulated by the Australian Accounting Standards Board and the Corporations Law.

     "Indebtedness" has the meaning set forth in Section  3.10.

     "Indemnified Party" has the meaning set forth in Section 9.4(a).

     "Indemnifying Party" has the meaning set forth in Section 9.4(a).

     "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing (i) subsisting in, covering, reading on, directly applicable to or existing in the Products; (ii) that are owned, licensed or controlled in whole or in part by the Company and relate to the business of the Company; or (iii) that are used in or necessary to the development, manufacture, sales, marketing or testing of the Products.

     "Knowledge" means actual knowledge after reasonable investigation.

     "Laws" means all laws, rules, regulations, codes, injunctions, judgments, decrees, rulings, interpretations, constitution, ordinance, common law, treaty, regulations, or orders, of any federal, state, local, municipal and foreign, international, or multinational governments or administration and all related agencies.

     "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

     "Lien" means any security interest, lien, claim, pledge, charge, restriction on transfer or other encumbrance of any nature whatsoever.

     "Losses" has the meaning set forth in Section 9.2.

     "Majority Share Sellers" means Corangamite and Consortium International.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operations or prospects of the Company.

     "Minority Share Sellers" means Nevo and Bromilow.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" means the audited Financial Statements for the Company for the eleven (11) month period ending May 31, 1999.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3.9.

     "NKA Notes" means those certain convertible debentures issued by Company to the NKA Noteholders, as described in Section 2.2.

     "NKA Noteholders" means those persons who are the legal holders and beneficial owners of the NKA Notes as described in Section 2.2.

     "NKA Parties" means the Sellers, the NKA Noteholders, Cook, Koncepolski and the Channel Providers.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" and "Parties" means the parties to this Agreement as set forth in the preamble above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Products" means all current products and services of the Company, any subsequent versions of such products currently being developed, any products currently being developed by the Company which are designed to supersede, replace or function as a component of such products, and any upgrades, enhancements, improvements and modifications to the foregoing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Sellers" has the meaning set forth in the preamble.

     "Shares" has the meaning set forth in the preamble.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 9.4(a).

     "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

1.2  Condition Precedent for Agreement.

     (a) This Agreement (other than this Section 1.2) has no effect unless the condition precedent set out in subparagraph (b) below is fulfilled on or before September 15, 1999 or such other date agreed by the Parties in writing.

     (b) The condition precedent referred to in this Section 1.2 is that pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth) ("FATA") the Treasurer of the Commonwealth of Australia consents to the transfer of the Shares contemplated by this Agreement and if that consent is given subject to conditions or requirements, those conditions or requirements are acceptable to Clariti. For the purpose of this condition precedent, the Treasurer will be taken to have consented to the transfer of the Shares under this Agreement if:

          (i) notice is issued under FATA stating that the Commonwealth Government does not object to the transfer of the Shares; or

         (ii) notice of the sale of the Shares is given to the Treasurer under FATA and the Treasurer is, by reason of lapse of time, not empowered to make an order under FATA in relation to the transfer of the Shares.

     (c) The condition precedent may not be waived except by a waiver in writing signed by the Parties and will be effective only to the extent specifically set out in that waiver.

     (d) Each Party must use all reasonable efforts within its own capacity to ensure that the aforementioned condition precedent is fulfilled before the Closing Date.

     2.  AGREEMENT TO EXCHANGE AND PURCHASE SHARES.
         -----------------------------------------
2.1  Transfer of Shares.

     (a) Subject to and on the terms and conditions of this Agreement, each Seller as legal owner agrees to sell to Clariti those Shares listed against that Seller's name in Exhibit "B" hereto, which shares represent one hundred percent (100%) of the issued and outstanding shares in the share capital of the Company.

     (b) The Sellers must transfer the Shares at the Closing:

          (i) free from all Liens; and

         (ii) together with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this Agreement.

     (c) Clariti need not complete the purchase of any of the Shares unless the purchase of all the Shares and the NKA Notes (as provided for in Section 2.2) is completed simultaneously.

     (d) Each Seller, by its execution of this Agreement, consents to the sale and purchase of the Shares contemplated in this Agreement and irrevocably waives in favor of Clariti any rights of pre-emption which that Seller has or may have in respect of the Shares whether conferred by the constitution of the Company or otherwise.

     (e) All actions at the Closing will be treated as taking place simultaneously and no delivery, issue or payment will be regarded as having been made until all deliveries, issues and payments due to be made by the Closing Date have been made.

     (f) At or before the Closing the Sellers must fulfill all of the conditions required of the Sellers listed in Section 7.1 (Conditions to Obligation of Clariti) and must comply with the obligations of the Sellers set out in Subparagraph (g) below.

     (g) At or before the Closing the Sellers must:

          (i) deliver to Clariti duly executed and completed transfers in favor of Clariti of the Shares in registrable form (except for the impression of stamp duty or other taxes of a similar nature) together with the relevant share certificates;

         (ii) produce to Clariti any power of attorney or other authority under which the transfers of the Shares are executed;

        (iii) deliver to Clariti duly executed instruments irrevocably waiving in favor of Clariti all rights of pre-emption which any person has in respect of any of the Shares;

         (iv) deliver to Clariti any other documents necessary to evidence to Clariti's satisfaction that each of the conditions required of the Sellers listed in Section 7.1 (Conditions to Obligation of Clariti) has been and remains fulfilled;

          (v) cause the board of directors of the Company to resolve that the transfers of the Shares (subject only to the payment of stamp duty and other taxes of a similar nature on the transfers) be approved and registered;

         (vi) cause the persons notified in writing by Clariti to the Company before the Closing to resign as directors and officers of the Company with effect from the Closing Date;

        (vii) cause the persons notified in writing by Clariti to the Company before the Closing to be appointed as directors and officers of the Company with effect from the Closing Date;

       (viii) deliver to Clariti a letter (in the form required by Clariti) from each resigning officer of the Company acknowledging that he or she has no claim against the Company for breach of contract, loss of office, redundancy, unfair dismissal, compensation, payment or repayment of loans or otherwise except payments properly payable to him or her as an employee for accrued and unpaid salary, holiday pay and long service leave up to and including the Closing Date;

         (ix) ensure that all of the Company's records are complete and up to date and complying with all statutory requirements;

          (x) deliver to Clariti (or as it may direct) the common seal of the Company; and

         (xi) do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and to place Clariti in effective control of the Company and the business carried on by the Company.

     (h) If any provision of subparagraph (g) above is not complied with in any respect on the date set for Closing, Clariti may, in its absolute discretion:

          (i) waive compliance with that provision;

         (ii) proceed to Closing as far as practicable (without prejudice to any of its rights under this Agreement); or

        (iii) terminate this Agreement by notice in writing to the Company.

     (i) After the Closing and until the Shares are registered in the name of Clariti, the Sellers must:

          (i) convene, attend and vote at general meetings of the Company or sign resolutions of the Company lawfully required by Clariti by written notice to the Sellers; and

         (ii) take as registered holders of the Shares (and must cause any other registered holder of the Shares to take in that capacity) all action lawfully required by Clariti by written notice to the Sellers.

2.2  Transfer of NKA Notes.	At the Closing, Sellers shall cause the NKA
Noteholders, as described in Exhibit "C", to sell, transfer, assign, convey and deliver to Clariti all right, title and interest in and to the NKA Notes for the consideration set forth in Section 2.4 and in accordance with the following:

     (a) The NKA Noteholders must transfer the NKA Notes free from all Liens and together with all rights, including conversion rights and rights to interest, attached or accrued thereto on or after the date of this Agreement.

     (b) Clariti need not complete the purchase of any of the NKA Notes unless the purchase of all the NKA Notes and the Shares (as provided for in Section 2.1) is completed simultaneously.

     (c) Each NKA Noteholder shall, at or before the Closing, deliver to Clariti (and the Sellers shall cause the NKA Noteholders to so deliver):

          (i) duly executed and completed transfers in favor of Clariti of the NKA Notes together with the original NKA Notes and any certificates for the NKA Notes;

         (ii) any power of attorney or other authority under which the transfer of the NKA Notes are executed; and

        (iii) such other documentation as reasonably requested by Clariti including without limitation (A) an appropriate written release by the NKA Noteholder of any and all claims against the Company including without limitation those arising under or pursuant to the NKA Notes and (B) appropriate warranties, representations and covenants concerning: (i) the ownership of the NKA Notes, (ii) the authority and ability to transfer NKA Notes in accordance with the terms and conditions of this Section 2.2, and (iii) their investment in the common stock of Clariti and acknowledgment and agreement with those matters described in Section 3.31 as if each NKA Noteholder was a Seller.

2.3  Consideration for Shares.	At the Closing and simultaneously with the
transfer and assignment to Clariti of the Shares, Sellers shall receive the following consideration, representing full and complete payment by Clariti to Sellers for the Shares, payable as described below:

     (a) At the Closing, Clariti shall cause to be issued to Sellers, Nine Hundred Sixty-Three Thousand Eight Hundred Twenty-Two (963,822) shares of Clariti's common stock, $.001 par value, all such shares to be fully-paid, non-assessable shares issued free and clear of Liens (other than interests, claims, charges and restrictions imposed by this Agreement). The aforementioned shares of Clariti's common stock shall be allocated and issued to Sellers in accordance with Exhibit "B" hereto. At the Closing, Clariti shall deliver to Sellers stock certificates representing the aforementioned shares of Clariti common stock, such certificates to be duly endorsed in proper form for transfer of such shares to Sellers upon delivery.

     (b) At the Closing, Clariti shall cause to be issued in the name of the Escrow Agent, Three Hundred Forty-Nine Thousand Nine Hundred Ninety-Nine shares (349,999) of Clariti's common stock $.001 par value, to be held in escrow and thereafter released pursuant to the Escrow Agreement, all such shares to be fully-paid, non-assessable shares issued free and clear of Liens (other than interests, claims, charges and restrictions imposed by this Agreement and the Escrow Agreement). The Clariti Common Stock Issued in Escrow shall be held as security for any claims asserted by Clariti in accordance with the terms and conditions of the Escrow Agreement. Any such shares released from escrow free of any claims of Clariti shall be divided equally between Corangamite as trustee for The Lake Corangamite Trust and Consortium International as trustee. At the Closing, Clariti shall deliver to Escrow Agent, stock certificates representing the aforementioned shares of Clariti common stock, such certificate to be duly endorsed in proper from for transfer of such shares to Escrow Agent upon delivery.

2.4  Consideration for NKA Notes.	  At the Closing and simultaneously with
the transfer and assignment to Clariti of the NKA Notes, the NKA Noteholders shall receive the following consideration, representing full and complete payment by Clariti to the NKA Noteholders for the NKA Notes, payable as described below:

     (a) At the Closing, Clariti shall cause to be issued to the NKA Noteholders, One Hundred Twenty-Six Thousand Seven Hundred Forty-Four (126,744) shares of Clariti's common stock, $.001 par value, all such shares to be fully paid, non-assessable shares issued free and clear of Liens (other than interests, claims, charges and restrictions imposed by this Agreement). The aforementioned shares of Clariti's common stock shall be allocated and issued to the NKA Noteholders in accordance with Exhibit "C" hereto. At the Closing, Clariti shall deliver to the NKA Noteholders stock certificates representing the aforementioned shares of Clariti common stock, such certificates to be duly endorsed in proper form for transfer of such shares to the NKA Noteholders upon delivery.

2.5  Closing.	The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place subject to the satisfaction of the conditions of Closing set forth in Section 7 below, at the offices of Eizen Fineburg & McCarthy, LLP located at 2001 Market Street, Suite 3410, Philadelphia, Pennsylvania, commencing at 10:00 a.m. eastern time on the date which is five (5) business days of the date on which the Treasurer of the Commonwealth of Australia consents or deems to have consented to the transfer of the Shares as described in Section 1.2(b), or such other date as the Parties may mutually determine (the "Closing" or the "Closing Date").

     3. REPRESENTATIONS AND WARRANTIES OF MAJORITY SHARE SELLERS, COOK AND KONCEPOLSKI.
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The Majority Share Sellers, Cook and Koncepolski hereby jointly and severally represent and warrant to Clariti that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

3.1 Organization of the Company. The Company is duly incorporated, registered, validly existing, and in good standing under the laws of Australia. Copies of the constitution and bylaws of the Company as amended to date have been heretofore delivered to Clariti and are accurate and complete. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, which such jurisdictions are the only jurisdictions where the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate except for those jurisdictions where the failure to be so qualified will not have a Material Adverse Effect. The Company has full corporate power to own its properties, assets and business and to carry on its business as now conducted. The Company is not externally administered.

3.2 No Subsidiaries, etc. The Company does not own, control or have a beneficial interest in any subsidiary or any shares or other securities in the capital of another company or have any direct or indirect equity participation or ownership interest in any other Person. The Company is not and has not agreed to become a member of any partnership, joint venture, unincorporated association, consortium or similar arrangement.

3.3 Capitalization and Ownership of the Company. The Shares of the Company are held as set forth in Exhibit "B" hereto and in the respective amounts set forth in Exhibit "B" hereto, free and clear of any Liens and comprise all of the share capital of the Company. All of the Shares have been validly and properly issued, are fully paid for and are non-assessable. For the purpose of this Section 3.3, the term "non-assessable" shall mean that no calls can be validly made on any currently issued shares by the Company and that no holder of those shares can be made liable for the acts or omissions of the Company by reason of being only a registered shareholder of the Company. There is no warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares in or debt of the Company or other securities convertible into or exchangeable for shares in the Company, other than the NKA Notes (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right. There are no agreements to register any securities of the Company or sales or resales thereof under federal or state securities laws.

3.4 Authorization of Transaction. Each of the NKA Parties has the legal capacity, power and authority (including full corporate power and authority) to execute and deliver this Agreement and each respective agreement, document, instrument or certificate executed by them in connection with this Agreement (the "Transaction Documents") and to perform their respective obligations thereunder. All corporate, trustee and other actions or proceedings to be taken by or on the part of the NKA Parties to authorize and permit the execution and delivery by them of the Transaction Documents to which they are a party, the instruments required to be executed and delivered by each of them pursuant thereto, the performance by them of their respective obligations under the Transaction Documents, and the consummation by them of the transactions contemplated therein, have been duly and properly taken. The Transaction Documents have been duly executed and delivered by the NKA Parties and constitute the legal, valid and binding obligation of each of the NKA Parties, enforceable in accordance with their terms and conditions.

3.5 Noncontravention. Neither the execution and the delivery of any of the Transaction Documents by the NKA Parties, nor the consummation by any of them of the transactions described therein will (i) conflict with or result in a breach of any provision of the constitution or by-laws of the Company, conflict with or result in a breach of any provision of the articles of organization, constitution , bylaws or trust deeds or agreements of any of them, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the NKA Parties is a party, or
(iv) violate any laws to which any of the NKA Parties is subject. Except as set forth in Section 3.5 of the Disclosure Schedule or as provided in Section 1.2 hereof, none of the NKA Parties are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by the Transaction Documents.

3.6 Brokers' Fees. Neither the Company nor the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Clariti or the Company could become liable or obligated.

3.7 Title to Assets. The Company has good and marketable title to, or a valid and subsisting leasehold interest in, the properties and assets used by it, located on its premises, or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

3.8 All Assets Necessary to Conduct Business. The assets, properties and rights of the Company reflected in the Most Recent Financial Statements comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Company in, and, in the reasonable opinion of the management of the Company, necessary to, the conduct of the Company's business as currently conducted.

3.9 Financial Statements. Attached hereto as Exhibit "D" are the following financial statements of the Company (collectively the "Financial Statements"):
(i) unaudited consolidated balance sheet and statements of income, changes in stockholders' equity, and cash flow as of fiscal year ended June 30, 1998 for the Company (the "Most Recent Fiscal Year End"), (ii) an audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows for the eleven-month period ended May 31, 1999 for the Company. The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods and are consistent with the books and records of the Company, subject to normal and recurring year end adjustments and in the case of the unaudited financial statements, the absence of notes.

3.10  Indebtedness and Guarantees.

     (a) Except as described in subparagraph (b) below, and except for amounts stated on or properly reserved for in the Most Recent Financial Statements, the Company does not have any Indebtedness. As used herein, the term "Indebtedness" means any obligations for or in respect of (i) borrowed money (including without limitation, accrued interest thereon), (ii) the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), (iii) capital lease obligations, conditional sale or other title retention agreements or (iv) declared and unpaid dividends. The Company is not a guarantor or otherwise liable for any Liability or obligation of any other Person.

     (b) The Company has issued and outstanding the NKA Notes which entitle the holder thereof to convert such note into a designated number of shares of Company's capital stock.. The number of NKA Notes and the holders thereof are described in Exhibit "C" hereto. True and correct copies of all of the NKA Notes have been heretofore delivered to Clariti.

3.11 Absence of Changes. Since June 30, 1998, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

     (a) sale, lease, transfer, or assignment of any of the Company's assets, tangible or intangible, other than: (i) sales of inventory for fair value in the Ordinary Course of Business;

     (b) creation or imposition of any Lien upon any of the Company's assets, tangible or intangible;

     (c) increase in prompt payment or pre-payment rebates, most favored pricing or other price protections or similar programs, or other material change in the sales, pricing, cash management, billing, payment, collection or cancellation policies or practices of the Company;

     (d) delay or postponement of payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

     (e) any termination (or any oral or written threat or indication of intent to terminate) by one or more material distributors, customers, licensors or suppliers of the Company of its respective business relationships with the Company or any indication that any such material distributor, customer, licensor or supplier will not (i) continue to do business with the Company on terms and conditions at least as favorable to the Company as the terms and conditions provided to the Company since its inception;

     (f) damage, destruction, or loss (whether or not covered by insurance) to its property;

     (g) modification or change in the application of GAAP from the manner in which it was applied in the Most Recent Financial Statements or any other change in the Company's accounting procedures or methodologies;

     (h) transaction with any of the Sellers or any of their respective Affiliates;

     (i) other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

     (j) agreement or commitment by the Company or any of the Sellers to any of the foregoing.

3.12 Absence of Undisclosed Liabilities. The Company has no material Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (b) Liabilities which arise after the date hereof in the Ordinary Course of the Business (none of which Liabilities results from, arises out of, relates to, is in the nature of or is caused by any breach of contract, breach of warranty, tort, or violation of law).

3.13	Legal and Other Compliance.  The Company has complied and is in compliance with all applicable laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. Neither the ownership nor use of properties of the Company nor the conduct of its business conflicts with the rights of any other Person or violates, conflicts with or results in a default, right to accelerate or loss of rights under, any terms or provisions of any of its charter or by-laws or any Lien, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Company is a party or by which it is bound.

3.14 No Material Adverse Change. Since June 30, 1998, there has not been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

3.15  Taxes.

     (a) The Company has filed on a timely basis all Tax Returns required to be filed by the Company. All such Tax Returns were correct and complete. All Taxes owed by the Company, whether or not shown on any Tax Return, have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no Liens or other encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) There is no Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers has knowledge based upon contact with
any such authority.   The Company has not entered into or been a party to any
transaction which contravenes the anti-avoidance provision of any applicable tax law.

     (d) The unpaid Taxes of the Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve or Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

     (e) The Company does not have any liability for the Taxes of any other Person, as a transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

3.16 Property, Plant and Equipment. The Company does not own any real property. Section 3.16 of the Disclosure Schedule lists all real property leased or subleased to the Company. The Company has delivered to Clariti correct and complete copies of the leases and subleases listed in Section 3.16 of the Disclosure Schedule (as amended to date) which such leases and subleases have not been amended or modified since the date thereof. No action has been taken or omitted by the Company or the Sellers, and, to the knowledge of the Sellers, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a default under any Lease or that may reasonably be expected to result in a loss of rights or the creation of any Lien thereunder or pursuant thereto. The leasehold interests of the Company are not subject to any Lien, and the Company is in quiet possession of the properties covered by the Leases.

3.17  Intellectual Property.

     (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company in the Company's business immediately prior to the Closing hereunder will be owned or available for use by the Company and Clariti on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that the Company owns or uses.

     (b) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

     (c) Section 3.17(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to the Company's Intellectual Property, identifies each pending patent application or application for registration which has been made with respect to the Company's Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of the Intellectual Property (together with any exceptions).

     (d) Section 3.17(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required to be identified in Section 3.17(d) of the Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect.

3.18 Contracts. Section 3.18 of the Disclosure Schedule lists all of the following types of contracts and other agreements to which the Company is a party:

     (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 in any year;

     (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, which could result in a material loss to the Company (including in the event of any termination thereof) or is likely to involve the exchange of consideration in excess of $50,000 in any single year;

     (c) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

     (d) any agreement concerning confidentiality or noncompetition or otherwise creating or purporting to create any restrictions on the ability of the Company to engage in any business or to operate in any geographic area;

     (e) any agreement between or between the Company, on the one hand, and any of the Sellers or any of their respective Affiliates, on the other hand;

     (f) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, severance or other plan or arrangement for the benefit of any current or former directors, officers and employees;

     (g) any agreement providing for the employment or consultancy with any individual on a full-time, part-time, consulting or other basis providing for annual compensation in excess of $50,000 or providing severance or retirement benefits;

     (h) any agreement under which the Company has advanced or loaned any amount to any of the Sellers or their respective Affiliates, any director, officer or employee of the Company, or to any other Person in an amount in excess of $5,000;

     (i) any agreement between or among the Company with any customer of the Company containing a most favored price or other price protection provision, or providing any warranty that is more onerous, in any material respect, to the Company than the Company's standard warranty;

     (j) any agreement pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of the Company;

     (k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

     (l) any other agreement (or group of related agreements), the performance of which involves consideration in excess of $50,000.

The Sellers have delivered to Clariti a correct and complete copy of each written agreement listed in Section 3.18 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the Disclosure Schedule. Except as disclosed in Section 3.18 of the Disclosure Schedule, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining the necessary consents disclosed in Section 3.5 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Seller, nor to the knowledge of the Seller, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

3.19 Accounts Receivable. All accounts receivable of the Company are reflected properly on its books and records in accordance with GAAP, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business, are subject to no setoffs or counterclaims except as recorded as accounts payable, are current and collectible and, except as reflected as net of allowance for bad debts on the face of the Most Recent Balance Sheet (rather than in any notes thereto or reserve therefor) as adjusted for the passage of time in accordance with GAAP and past practice and custom of the Company. The Sellers have delivered to as Section 3.19 of the Disclosure Schedule a true and correct list of all receivables which have been deemed uncollectible and are not reflected in the Most Recent Balance Sheet.

3.20 Insurance and Risk Management. Section 3.20 of the Disclosure Schedule sets forth a list (indicating the type, name of the insurer, coverage amounts, period of coverage, premiums, deductibles and material nonstandard exclusions) of all insurance policies maintained by the Company (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements). With respect to each such insurance policy: (1) the policy is legal, valid, binding, enforceable, and in full force and effect;
(2) the transactions contemplated hereby will not result in the cancellation or modification of such policies; (3) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (4) the Sellers have delivered true and complete copies of all policies and related indemnity or premium payment agreements to Clariti; (5) the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (4) above; and (6) no party to the policy has repudiated any provision thereof. All such policies provide adequate coverage for all normal risks incident to the Company's assets, properties and business operations and are in character and amount at least equivalent to that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards.

3.21 Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the Sellers' and Company's Knowledge, threatened, which involve or are likely to involve the Company. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Company adversely affecting any of its assets, businesses or operations under any federal, state or local law.

3.22 Product Warranties Defects Liability. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) which reserve is adequate to address all such Liabilities. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and there has been no inquiry or investigation made in respect thereof by any Person including any governmental or administrative agency other than such Liability for which the Company has obtained insurance coverage pursuant to insurance policies listed in Section
3.20 of the Disclosure Schedule which such policies will remain in full force and effect without modification or increase in premium as a result of the transactions contemplated hereby.

3.23 Employees.

     (a) To the Knowledge of the Company and Sellers, no executive or key employee has any plans to terminate employment with the Company. The Company has not experienced any labor disputes or work stoppages due to labor disagreements. The Company is in compliance with all applicable laws respecting employment and employment practices and terms and conditions of employment.
The Company is not nor has it ever been a party to any collective bargaining agreement nor has the Company been the subject of any organizational activity.

     (b) Section 3.23(b) of the Disclosure Schedule sets forth all employment agreements (whether written or oral) with a term of greater than thirty (30) days. Schedule 3.23(b) lists the name of the employee, the length of the employment term, compensation and all other material terms and conditions of employment. True and correct copies of all such employment agreements have been provided to Clariti. Except as disclosed on Schedule 3.23(b), all contracts of employment to which the Company is a party can be terminated by the Company by notice of thirty (30) days or less.

3.24  Employee Benefits.

     (a) Section 3.24(a) of the Disclosure Schedule sets forth all Employee Plans (hereinafter defined) to which the Company contributes or is obligated to contribute, under which the Company has or may have any Liability for premiums or benefits, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any beneficiary thereof. For purposes of this Agreement, the term "Employee Plan" means any plan, program, agreement, policy or arrangement (a "plan"), whether or not reduced to writing, that is a deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan whether for the benefit of a single individual or a group of individuals. With respect to each Employee Plan listed in
Section 3.24(a) of the Disclosure Schedule, the Company has provided to the accurate, current and complete copies of each of the following: (1) the plan document together with all amendments; (2) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; and (3) copies of any summary plan descriptions, employee handbooks or similar employee communications and administrative forms.

     (b) All required contributions to and premium payments on account of each Employee Plan have been made. The Sellers have not received any loans from any Employee Plan.

     (c) There are no pending or threatened lawsuit, claim or other controversy relating to an Employee Plan, other than claims for benefits in the normal course. No circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any plan maintained or formerly maintained by the Company or any related entity, or to which the Company or any related entity is or has been required to contribute (other than an Employee Plan), that could subject Company or Clariti to Liability, or the assets of the Business to any Lien, nor will the transactions contemplated by this Agreement give rise to any such Liability or Lien.

3.25 Environment, Health, and Safety. The Company has complied and is in compliance with all applicable environmental laws. There is no legal action pending or, to the Company's knowledge, threatened against the Company in respect of (i) noncompliance with any environmental laws, or (ii) the handling, storage, use, transportation or disposal of any hazardous substance; except for actions filed or threatened after the date hereof that have not had, or would not be reasonably expected to have, a Material Adverse Effect. The Company has not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to environmental laws. To the knowledge of the Sellers and the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or its predecessors or Affiliates are reasonably likely to prevent, hinder or limit continued compliance with environmental laws or give rise to any investigatory, remedial or corrective obligations pursuant to environmental laws.

3.26 Affiliated Transactions. The Company is not a party to or bound by any contract, commitment or understanding with any of the stockholders, directors or officers of the Company or any of their Affiliates or any member of their family and none of the stockholders, directors or officers of the Company or Affiliates or any member of their family owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the business of any of the Company.

3.27 Distributors, Customers, Suppliers. Section 3.27 of the Disclosure Schedule sets forth a complete and accurate list of (i) all of the distributors for the Company's products indicating the specific product, existing contractual arrangements, if any, with each such distributor and the volume of products distributed, (ii) the ten largest customers (by dollar volume) of the Company and the Sellers during the Most Recent Fiscal Year, indicating the existing contractual arrangements with each such customer by product and (iii) all suppliers of significant materials or services to the Company, indicating the contractual arrangements for continued supply from such Person.

     3.28 No Illegal Payments, Etc. None of the Sellers or the Company, nor any of the directors, officers, employees or agents of the Company, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.29 Year 2000 Issues. Based on a review of the operations of the Company as they relate to the processing, storage and retrieval of data, neither the Sellers nor the Company believe that a Material Adverse Effect is likely to occur as a result of computer software and hardware that will not function with respect to periods commencing January 1, 2000 at least as effectively as with respect to periods ending on or prior to December 31, 1999.

3.30 Books and Records. The books and all corporate (including minute books and stock record books) and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with applicable sound business practices, laws and other requirements.

3.31 Qualification of Sellers. Each Seller represents, warrants, acknowledges and agrees with respect to himself or itself (and its beneficiaries if such Seller is the trustee of a trust) and not with respect to the other Sellers, that:

     (a) The Clariti common stock received or to be received from Clariti pursuant to this Agreement or the Escrow Agreement ("Clariti Stock") (a) is being acquired for Seller's own account and not with the present view towards the distribution thereof without compliance with securities laws and (b) is subject to certain restrictions on transferability as provided under the Securities Act. Sellers agree that they will not dispose of the Clariti Stock except (i) in accordance with Regulation S under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act, or
(iii) in any other transaction which, in the opinion of Clariti's securities counsel, is exempt from registration under the Securities Act, or the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

     (b) The Clariti Stock is being offered and sold under exemptions from the registration provisions of the Securities Act including, but not limited to Sections 3(b), 4(2) and 4(6) of the Securities Act and/or Regulation S and/or Regulation D promulgated thereunder; that Sellers are purchasing the Clariti Stock without being furnished any offering literature, a prospectus or offering memorandum; that this transaction has not been scrutinized by the SEC or by any administrative agency charged with the administration of securities laws of any state or of Australia; that all information, documents, records and books pertaining to this investment and Clariti have been made available upon request to Sellers and their respective representatives, including Seller's attorney, accountant and/or purchaser representatives.

     (c) Seller (and its beneficiaries if such Seller is a trust) has read and considered the SEC Reports (as hereinafter defined) and understands that investments in the Clariti Stock are accompanied by a degree of risk, and there are substantial restrictions on the transferability of the Clariti Stock.

     (d) Seller (and its beneficiaries if such Seller is a trust) is able to
(a) bear the economic risk of this investment, (b) hold the Clariti Stock indefinitely and (c) presently afford a complete loss of this investment.

     (e) Seller (and its beneficiaries if such Seller is a trust) has adequate means of providing for current business needs and business contingencies and has no need for liquidity in this investment.

     (f) Seller (and its beneficiaries if such Seller is a trust) has such knowledge and expertise in financial and business matters and are capable of evaluating the merits and risk of investment in the Clariti Stock and of making an informed investment decision. Seller confirms that in making the decision to purchase the Clariti Stock, Seller has relied solely upon Seller's independent investigations by Seller and/or Seller's representative, including Seller's own professional tax, legal and other advisors and that Seller and such representatives and advisors have been given the opportunity to ask questions of and to receive answers from, persons acting on behalf of Clariti concerning the terms and conditions of this offering, Clariti's business and associated risks and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense.

     (g) Seller (and its beneficiaries if such Seller is a trust) confirms that: (i) the Clariti Stock is being acquired by Seller in good faith solely for Seller's own account and investment purposes only and is not being purchased for resale, resyndication, distribution, subdivision or fractionalization thereof and (ii) Seller has no contract or arrangement with any person to sell, transfer or pledge to any person the Clariti Stock or any part thereof, any interest therein or any rights thereto. Seller has no present plans to enter into any such contract or arrangement, or to engage in any hedging transaction with respect to the Clariti Stock unless in compliance with the Securities Act.

     (h) Seller (and its beneficiaries if such Seller is a trust) understands that neither the SEC nor any other federal or state agency has passed upon or made any recommendation or endorsement of the Clariti Stock. Seller (and its beneficiaries if such Seller is a trust) further acknowledges that the Clariti Stock has not been registered under the Securities Act or under any state securities laws. Seller (and its beneficiaries if such Seller is a trust) therefore acknowledges that the Clariti Stock cannot be sold unless such stock is subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available. Seller (and its beneficiaries if such Seller is a trust) further understands that Clariti is relying upon the truth and accuracy of Seller's representations, warranties and acknowledgments made herein by offering the Clariti Stock for sale to Seller without having first registered same under the Securities Act.

     (i) Neither Seller nor its beneficiaries are United States persons (as defined in Regulation S under the Securities Act) and are not acquiring the Clariti Stock for the account of or benefit of any United States person or is a United States person that purchased the Clariti Stock in a transaction that does not require registration under the Act.

     (j) Seller (and its beneficiaries if such Seller is a trust) consents to stop transfer instructions being placed with the transfer agent for the Clariti Stock and the placement of a legend on all certificates evidencing the purchase of the Clariti Stock, which legend shall be in form substantially as follows:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SALE OR OTHER DISPOSITION OF THESE SHARES IS RESTRICTED AND IN ANY EVENT IS PROHIBITED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT; (ii) REGULATION S UNDER THE ACT OR (iii) ANOTHER AVAILABLE EXEMPTION, AND TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT. THE HOLDER OF THIS CERTIFICATE SHALL HAVE DELIVERED TO CLARITI AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO CLARITI AND ITS COUNSEL, THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS. NO HEDGING TRANSACTIONS MAY BE CONDUCTED WITH RESPECT TO THE SHARES REPRESENTED HEREBY UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.

     The Clariti Common Stock Issued at Closing shall also contain the following legend:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HEREBY ARE SUBJECT TO A LOCK-UP AGREEMENT DATED [INSERT DATE OF CLOSING] IN FAVOR OF CLARITI PURSUANT TO WHICH THE HOLDER OF THESE SHARES HAS AGREED THAT SUCH HOLDER WILL NOT DIRECTLY OR INDIRECTLY OFFER, PLEDGE, SELL, CONTRACT TO SELL, GRANT ANY OPTION, RIGHT OR WARRANT TO PURCHASE, HYPOTHECATE, ENCUMBER OR OTHERWISE TRANSFER OR DISPOSE OF (ALL OF THE ABOVE ARE COLLECTIVELY REFERRED TO AS "DISPOSITION") THESE SHARES WITHOUT THE PRIOR WRITTEN CONSENT OF CLARITI UNTIL [INSERT ONE (1) YEAR FROM DATE OF CLOSING]. IN THE EVENT CLARITI CONSENTS TO ANY SUCH DISPOSITION, THE ABOVE RESTRICTIONS WILL CONTINUE TO APPLY TO ANY TRANSFEREE AND CLARITI SHALL INCLUDE A LEGEND ON ANY STOCK CERTIFICATE ISSUED TO ANY SUCH TRANSFEREE.

     (k) Seller (and its beneficiaries if such Seller is a trust) is an "accredited investor" as such term is defined in Rule 502 of Regulation D promulgated under the Securities Act of 1933, as amended.

     (l) No Person has, in Australia, offered for subscription, or issued invitations to subscribe for, the Clariti Stock.

3.32 Disclosure. The representations and warranties contained in this Section 3 (including the Disclosure Schedule and any other schedules and exhibits required to be delivered by Sellers to Clariti pursuant to this Agreement) and any certificate furnished or to be furnished by Sellers to do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     4.  REPRESENTATIONS AND WARRANTIES OF MINORITY SHARE SELLERS.
         --------------------------------------------------------
     Each Minority Share Seller, severally, but not jointly, with respect to himself only, and not with respect to the other Minority Share Seller, represents and warrants that the statements contained in this Section 4 are correct and complete as of the date of the Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

4.1 Ownership of Shares. Such Minority Share Seller is the holder and beneficial owner of the Shares as set out in Exhibit "B" hereto and there are no Liens or claims of any person affecting such shares.

4.2 Legal Due Exception. Such Minority Share Seller has the legal capacity, power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. The obligations of such Minority Share Seller arising under or pursuant to this Agreement are valid, binding and enforceable against him in accordance with these terms.

4.3 Authorization. Such Minority Share Seller has taken all necessary action to authorize his entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement.

4.4 Securities Matters. Such Minority Share Seller represents, warrants, acknowledges, and agrees with each one of the provisions of Section 3.31(a) through (l) as if such provisions were set forth herein in their entirety and that the term "Seller" was replaced with the term "Minority Share Seller."


5.  REPRESENTATIONS AND WARRANTIES OF CLARITI.
------------------------------------------
     Clariti represents and warrants to the Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

5.1 Organization of Clariti. Clariti is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

5.2 Authority for Agreement. Clariti has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Clariti, enforceable against them in accordance with its terms and conditions.

5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Clariti is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Clariti is a party or by which it is bound or to which any of its assets is subject. Clariti does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4 Due Authorization. Clariti has full requisite power and authority to execute, deliver and perform this Agreement, all documents executed in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Clariti of this Agreement, all documents executed in connection with this Agreement, and the consummation by Clariti of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors (or its executive committee) of Clariti, and no other actions or proceedings on the part of Clariti are necessary to authorize the execution, delivery and performance by Clariti of this Agreement, all documents executed in connection with this Agreement, or the transactions contemplated hereby and thereby. Clariti has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) all documents executed in connection with this Agreement. This Agreement constitutes and all documents executed in connection with this Agreement upon their execution and delivery will constitute, legal, valid and binding obligations of Clariti enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, by equitable limitations on the availability of specific remedies and by principles of equity.

5.5 Common Stock. Clariti has taken all action necessary to authorize and approve the issuance of the Clariti Stock at the Closing Date. The Clariti Stock will, when issued in accordance with this Agreement, be validly issued, fully paid and non-assessable. There are no statutory or contractual shareholders' preemptive rights or rights of refusal with respect to the issuance of the Clariti Stock upon execution of this Agreement or consummation of the transactions contemplated hereby.

5.6 SEC Filings. Clariti has filed and made available to the Sellers all reports required to be filed by Clariti with the SEC (the "SEC Reports") for the past two (2) years. The SEC Reports at the time filed, as may have been amended, complied as to form in all material respects with the applicable requirements of the Securities Exchange Act. As of their respective dates, as may have been amended the financial statements of Clariti included in the SEC Reports ("Clariti Financial Statements") complied when filed as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Clariti and its subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal year-end adjustments and the absence of certain footnote information.

     6.  COVENANTS.
         ---------
     The Parties agree as follows:

6.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

6.2 Notices and Consents. The Company and Sellers have given any notices to third parties, and will each use their best efforts to obtain any third party consents, that are required in connection with the transactions contemplated by this Agreement, as set forth in Section 3.5 to the Disclosure Schedule.

6.3 Operation of Business. Neither the Company nor the Seller will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company (i) will not (A) issue, sell or otherwise dispose of any of its capital stock or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (B) will not pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) outside the Ordinary Course of Business or
(C) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.11 above and (ii) will use its best efforts to (A) keep available to Clariti the services of the Company's present officer's, employees, agents and independent contractors, (B) preserve for the benefit of Clariti the goodwill of Sellers' customers, suppliers, landlords and others having business relations with it.

6.4 Full Access. The Company will permit representatives of Clariti to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contacts, and documents of or pertaining to each of the Company.

6.5 Notice of Developments. Each Party will give prompt written notice to the other Party of any development causing a breach of any of its own representations and warranties in Sections 3, 4 and/or 5 above. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

6.6 Exclusivity. The Sellers and the Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating or enter into or consummate any transaction relating to the acquisition of any capital stock or other voting securities, or any portion of the Company's Assets (other than sales of inventory in the Ordinary Course of Business), or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company and Sellers will notify Clariti immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.7 Payment of Indebtedness. Sellers will cause all Indebtedness owed to the Company by any Seller or any Affiliate of any Seller to be paid in full prior to Closing.

6.8 Access to Records after Closing. For a period of five years after the Closing Date, the Sellers and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by the Sellers in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Clariti upon receipt of reasonable advance notice and during normal business hours. The Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section
6.8. If Clariti shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Clariti shall, prior to such disposition, give the Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may select.

6.9 Channel Provider Agreements. The Company is a party to certain Agreements pursuant to which it has agreed to pay the Channel Providers a commission in respect of certain sales to customers referred to the Company by them and, in the event of a sale of the Company, to pay the Channel Providers a termination payment in the same form as the consideration received by the shareholders of the Company and in the quantum described in the Channel Provider Agreements (hereinafter collectively referred to as the "Channel Provider Agreements"). Sellers and Company hereby represent and warrant that true and correct copies of the Channel Provider Agreements have been provided to Clariti. At or prior to Closing, Sellers and the Company shall cause all of the Channel Provider Agreements to be terminated and for the parties thereto (other than the Company) to provide Company with a written release, in a form and substance acceptable to Clariti, releasing Company from any and all claims including without limitation those arising under or pursuant to the Channel Provider Agreements. In consideration of the termination of the Channel Provider Agreements and the release, Clariti and the Company shall cause to be issued Fifty-Nine Thousand Four Hundred Thirty-Five (59,435) shares of Clariti's common stock to those parties listed on Schedule 6.9 provided, however, that such recipients execute and deliver to Clariti appropriate warranties, representations and covenants similar to those provided in Section 3.31.

6.10  Registration of Clariti Stock.

     (a) Clariti, at no cost to Sellers, shall include all of the Clariti Common Stock Issued at Closing in a certain registration statement that Clariti will use its reasonable efforts to cause to be prepared and filed under the Securities Act within ninety (90) days after Closing and Clariti hereby agrees to use its reasonable efforts to cause such registration statement to be declared effective by the SEC.

     (b) If at any time, and from time to time, after the date(s) on which the Clariti Common Stock Issued in Escrow is released from escrow to the Escrowed Sellers in accordance with the terms of the Escrow Agreement ("Released Stock"), Clariti proposes to register any of its securities under the Securities Act except with respect to registration statements on Forms S-4 or S-8 (or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee plans), Clariti shall each time give prompt written notice to the Escrowed Sellers of its intention to do so and shall offer Escrowed Sellers the right to request inclusion in the proposed registration of their shares of Released Stock. Any such Escrowed Seller may, by written response delivered to Clariti within twenty (20) days after the delivery of such notice, request that all or a specified part of the Released Stock held by Escrowed Seller be included in such registration. Clariti thereupon, at no cost to Escrowed Sellers, will use its reasonable commercial efforts to cause to be included in such registration statement all Released Stock which Clariti has been so requested to register by such Escrowed Seller. In the event that any registration pursuant to this
Section 6.10 shall be, in whole or in part, an underwritten public offering of the common stock of Clariti, the number of shares of Released Stock to be included in such an underwriting may be reduced pro rata among the requesting Escrowed Sellers if and to the extent that the managing underwriter or underwriter shall be of the opinion (a written copy of which, if available, shall be delivered to Escrowed Sellers) that such inclusion would materially adversely effect the marketing of the securities to be distributed by such underwriter under such registration statement; provided, however, that only to the extent permitted by other agreements of existing Clariti shareholders (in such case a copy of which shall be provided to Escrowed Seller) if any shares are to be included in such an underwriting for the account of any Person other than Clariti or requesting Escrowed Sellers of Released Stock, then any reduction in the number of shares of Released Stock to be included in such an underwriting shall be made pro rata among the requesting Escrowed Sellers and all such Persons. Clariti shall have the right to abandon any registration it initiates under this Section 6.10.

     (c) Whenever required to effect the registration of any Clariti Stock ("Registrable Securities") under this Agreement, Clariti shall:

         (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable commercial efforts to keep such registration statement effective for up to ninety (90) days; provided, however, that, if Clariti qualifies to use Form S-3 and such registration shall be made by use of such form, Clariti shall keep such registration statement effective until the earlier of (i) six (6) months have elapsed from the effective date of such registration statement or (ii) the date, in the opinion of counsel to Clariti, all the Registrable Securities proposed to be sold thereunder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 promulgated by the SEC, provided that this shall not apply once the shares can be sold under Rule 144 and that this can be delayed for ninety (90) days if disclosure of such transaction shall be adverse to the Company.

        (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

       (iii) Furnish to the Sellers participating in the registration such number of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

        (iv) Use reasonable commercial efforts to register and qualify the securities covered by such registration statement, provided that Clariti shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, which shall be reasonably satisfactory to Clariti with the managing underwriter(s) of such offering.

6.11 Lock-Up Agreement. Notwithstanding anything in this Agreement to the contrary, the Sellers shall execute and deliver, and shall use reasonable efforts to cause the NKA Noteholders and Channel Providers to execute and deliver, to Clariti, at or prior to the Closing, a lock-up agreement restricting the transferability or other disposition of the Clariti Common Stock Issued at Closing. Such agreement shall be in the form attached hereto as Exhibit "E" ("Lock-Up Agreement").

6.12 Future Assurances. At any time and from time to time after the Closing, at the request of Clariti and without further consideration, Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Clariti may reasonably determine is necessary to transfer, convey and assign to Clariti, and to confirm Clariti's title to or interest in the Company, to put Clariti in actual possession and operating control thereof and to assist Clariti in exercising all rights with respect thereto. The Sellers hereby constitute and appoint Clariti and its successors and assigns as their true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Sellers but on behalf of and for the benefit of Clariti and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Sellers or otherwise, for the benefit of Clariti or its successors and assigns, proceedings at law, in equity, or otherwise, which Clariti or its successors or assigns reasonably deem proper in order to collect or reduce to possession or any of the assets of the Company to do all acts and things in relation to the assets which Clariti or its successors or assigns reasonably deem desirable.

     7.  CONDITIONS TO OBLIGATION TO CLOSE.
         ---------------------------------
7.1 Conditions to Obligation of Clariti. The obligation of Clariti to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions:

     (a) The representations and warranties set forth in Sections 3 and 4 above shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date;

     (b) The Sellers and the Company shall have performed and complied with all of their covenants, agreements and obligations hereunder through the Closing;

     (c) The Sellers shall have procured all of the governmental approvals, consents or authorizations and third party consents necessary or appropriate to close the transaction contemplated by this Agreement;

     (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Clariti to own the Shares or to operate the businesses of the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (e) Each of the Sellers shall have executed and delivered to Clariti the Lock-Up Agreements as provided for in Section 6.11;

     (f) Each of Cook and Koncepolski shall have entered into an Employment Agreement substantially in the form of Exhibit "F" and Exhibit "G" hereto and the same shall be in full force and effect;

     (g) There shall not have been any change which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that may result in such a Material Adverse Effect;

     (h) The Company shall have at Closing Six Hundred Thousand Australian Dollars (AUD$600,000) of additional capital (in the form of cash) over and above the approximate Seventy-Five Thousand Australian Dollars (AUD$75,000) of cash reported on the Most Recent Financial Statements Further, the Company's liabilities, including without limitation, its current, long-term and accrued liabilities, shall not exceed at Closing the sum of One Hundred Seventy-Five Thousand Australian Dollars (AUD$175,000) and shall consist only of trade payables and accrued expenses all incurred in the Ordinary Course of Business. Sellers shall provide Clariti with such documentation as may be requested by Clariti evidencing same;

     (i) The NKA Noteholders shall have transferred the NKA Notes and provided and delivered appropriate documentation in accordance with the provisions of
Section 2.2;

     (j) The Channel Provider Agreements shall have been terminated in accordance with the provisions of Section 6.9 and the recipients shall have provided and delivered appropriate documentation in accordance with the provisions of Section 6.9;

     (k) The Sellers shall have delivered to Clariti a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(h) are satisfied in all respects;

     (l) The Escrow Agreement shall have been duly executed and delivered to Clariti;

     (m) The Sellers and Company shall have delivered to Clariti the favorable written opinion of Sellers' counsel, Hall & Wilcox, or such other reasonable law firm selected by Sellers and Company, dated as of the Closing Date and addressed to Clariti, in a form acceptable to Clariti;

     (n) Cook and Koncepolski shall each have contributed to the capital of the Company any loans or other Indebtedness due any one or both of them by the Company. Neither Cook nor Koncepolski shall directly or indirectly receive any additional shares of the Company in return for such capital contribution. Accordingly, as of Closing, the Company shall have no further Indebtedness due Cook and/or Koncepolski. Cook and Koncepolski shall provide and deliver appropriate Cook and Koncepolski release and acknowledgement regarding no further Indebtedness same;

     (o) The condition precedent referred to in Section 1.2 is fulfilled; and

     (p) All actions to be taken by the Company and the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Clariti.

Clariti may waive any one, more or all of the conditions specified in this
Section 7.1 (except the condition set forth in subparagraph (o) above) if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

Provided that the Sellers and Company shall have used reasonable efforts to satisfy the condition set forth in Section 7.1(m) above, if: (a) the Sellers and Company shall not have satisfied the condition set forth in Section 7.1(m) above and (b) Clariti shall not have waived such condition and (c) the Closing shall not occur, then the Sellers and Company shall not be legally liable in any manner whatsoever, including, without limitation, in contract or in tort, to Clariti for and upon the nonoccurrence of the Closing.

7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

     (a) The representations and warranties set forth in Section 5 above shall be true and correct at and as of the Closing Date;

     (b) Clariti shall have performed and complied with all of its covenants hereunder through the Closing;

     (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) Clariti shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

     (e) Clariti shall have delivered to Sellers and the Company the favorable written opinion of Clariti's counsel, Eizen Fineburg & McCarthy, LLP, dated as of the Closing Date and addressed to Sellers and the Company in the form attached hereto as Exhibit "H" hereto;

     (f) The condition precedent referred to in Section 1.2 is satisfied; and

     (g) All actions to be taken by Clariti in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Sellers may waive any one, more or all of the conditions specified in this
Section 7.2 (except the condition set forth in subparagraph (f) above) if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

     8.  NONCOMPETITION.
         --------------
8.1 Noncompetition. Sellers jointly and severally, agree that, in consideration of the purchase by Clariti hereunder, Sellers shall not anywhere in Australia, on or prior to the date which is three (3) years after the Closing Date, directly or indirectly, (i) run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his, her or its name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity which competes with the business being conducted at the Closing Date by the Company, or (ii) solicit any customer, supplier or distributor of the Company for the purpose of entering into a business relationship with such Person or attempt to persuade any such Person to discontinue its relationship with the Company. Further, Sellers, Cook and Koncepolski, jointly and severally agree and covenant that Cook and Koncepolski shall abide by the restrictive covenant provisions and confidentiality provisions (Sections 11 and 12) of each of their respective Employment Agreements executed by them in connection with the Closing.

8.2 Nonsolicitation. Each of the Sellers further agrees that for a period of three (3) years after the Closing Date such Seller will not directly or indirectly without the prior written consent of Clariti, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Company, to leave the employ of Company unless such person has been terminated by Company.

8.3 Reasonableness of Restrictions. Sellers acknowledge and agree that the limitations set forth above are reasonable in time and geographic scope, and if any provision hereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. In particular, Sellers agree that if any court of competent jurisdiction shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of the Parties that it shall not be terminated thereby but shall be deemed to have been amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication. Sellers further agree not to disclose to any Person any Confidential Information or trade secrets of Company unless already in the public domain through no act or omission of Sellers. Sellers further acknowledge and agree that any violation of any of the covenants in this Section would cause substantial and irreparable injury to Clariti, whereupon Sellers, and their respective shareholders, directors, officers and employees jointly and severally may be enjoined from any breach or threatened breach thereof in addition to, but not in limitation of any of the rights or remedies to which Clariti is or may be entitled hereunder, at law or in equity.

     9.  INDEMNIFICATION.
         ---------------
9.1 Survival of Representations and Warranties. All of the representations and warranties contained herein [except for those contained in Sections 3.1 (Organization of the Company), 3.2 (No Subsidiaries), 3.3 Capitalization and Ownership of the Company), 3.4 (Authorization of Transaction), 3.6 (Brokers' Fees - Sellers), 3.7 (Title to Assets), 3.15 (Taxes), 3.24 (Employee Benefits),
3.25 (Environment, Health and Safety), 3.26 (Affiliated Transactions), 4.1 (Ownership of Shares), 4.2 (Due Execution), 4.3 (Authorization); 5.1 (Organization of Clariti), 5.2 (Authority for Agreement), and 5.4 (Brokers' Fees - Clariti)] or contained in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect for a period of five (5) years thereafter. The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.15, 3.24, 3.25, 3.26, 4.1, 4.2 , 4.3, 5.1, 5.2, and 5.4 shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof). The termination of any such representations and warranties, however, shall not affect any claim for breaches of representations or warranties if written notice thereof is given to the breaching party or parties prior to such termination date. All covenants and indemnities of the Sellers and Clariti in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever (or to the maximum extent permitted by applicable law).

9.2 Indemnity by Sellers. The Sellers, Cook and Koncepolski (collectively, the "NKA Indemnitors") hereby jointly and severally indemnify, and agree to defend and hold harmless Clariti and each of its Affiliates from, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any of the following:

     (a) the inaccuracy of any representation or warranty made by the Company or any of the NKA Parties (or any of them) herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by the Company or any of the NKA Parties hereunder (in each case, as such representations and warranties would read if all references to materiality and Material Adverse Effect were deleted therefrom); provided, however, that the NKA Indemnitors shall be liable under this Section 9.2(a) in respect of Losses only to the extent that the aggregate amount of such Losses exceeds $100,000; provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.15, 3.24, 3.25 or 3.26 hereof or to any claim based upon fraud.


     (b) the breach or nonfulfillment of any agreement or covenant of the Company or any one of the NKA Parties contained herein or in any agreement or instrument required to be entered into in connection herewith.

In the event that the NKA Indemnitors may be obliged to indemnify under both subsection (a) and subsection (b) of this Section 9.2, their obligations under subsection (b) shall be controlling and the time and dollar limitations (if any) provided in Sections 9.1 and 9.2(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty as described in
Section 9.2(a), shall not apply. Clariti shall provide Sellers written notice for any claim made in respect of the indemnification provided in this
Section 9.2, whether or not arising out of a claim by a third party.

9.3 Indemnity by Clariti. Clariti hereby indemnifies, and agrees to defend and hold harmless the Sellers and each of their respective Affiliates from, against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, injuries, deficiencies, demands, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the "Losses") that arise out of, result from or relate to any of the following:

     (a) the inaccuracy of any representation or warranty made by Clariti herein, including as a result of any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Clariti (in each case, as such representations and warranties would read if all references to materiality and Material Adverse Effect were deleted therefrom); provided, however, that Clariti shall be liable under this Section 9.3(a) in respect of Losses only to the extent that the aggregate amount of such Losses exceeds $100,000; provided, further, that the threshold shall not apply to any Losses that result from the inaccuracy of any representation or warranty contained in Sections 5.1, 5.2 or 5.4 hereof or to any claim based upon fraud.

     (b) the breach or nonfulfillment of any agreement or covenant of Clariti contained herein or in any agreement or instrument required to be entered into in connection herewith.

In the event Clariti may be obliged to indemnify under both subsection (a) and subsection (b) of this Section 9.3, its obligations under subsection (b) shall be controlling and the time and dollar limitations (if any) provided in Sections 8.1 and 8.3(a) hereof relating to their obligations in respect of Losses resulting from the inaccuracy of any representation and warranty, or any misrepresentation, breach of warranty as described in Section 9.3(a), shall not apply. Sellers shall provide Clariti written notice for any claim made in respect of the indemnification provided in this Section 9.3, whether or not arising out of a claim by a third party.

9.4  Matters Involving Third Parties.

     (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9 then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) Any Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and
(iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

     (d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

     10. TERMINATION.
         -----------
10.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) Clariti may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Company or the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Clariti has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) Clariti is not satisfied with the result of its due diligence of the Company which the Sellers cannot rectify following 14 days written notice thereof, (iii) if Clariti is permitted to do so under Section 2.1(h)(iii) of this Agreement or (iv) if the Closing shall not have occurred on or before September 15, 1999 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Clariti itself breaching any representation, warranty, or covenant contained in this Agreement); and

     (c) The Sellers or Company may terminate this Agreement by giving written notice to Clariti at any time prior to the Closing (i) in the event Clariti has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers or Company have notified Clariti of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 15, 1999 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Sellers or the Company itself breaching any representation, warranty, or covenant contained in this Agreement).

10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     11.  MISCELLANEOUS.
          -------------
11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party.

11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Clariti may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Clariti:

The Mellon Bank Center
1735 Market Street, Suite 1300
Philadelphia, Pennsylvania  19103
Attention: Peter S. Pelullo, President

With a copy to:

Eizen Fineburg & McCarthy, LLP
2001 Market Street, Suite 3410
Philadelphia, PA  19103
Attention: Gary J. McCarthy, Esquire

If to Sellers and/or Company:

424 St. Kilda Road
Melbourne, VIC 3004
Attention: Peter Cook, Managing Director

With a Copy to:

Hall & Wilcox
Level 19, 600 Bourke Street
Melbourne, Victoria 3000
Attention:  Anne Griegg, Solicitor

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Any and all legal proceedings concerning the infringement, breach or contemplated breach of this Agreement shall be filed in federal or state court situate in the Commonwealth of Pennsylvania, Philadelphia County only, and the parties hereto consent to such jurisdiction and venue.

11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11  Expenses.	Each of the Sellers, Company and Clariti will bear his or its own costs and expenses (including legal and accounting fees and expenses) and the Sellers and the Company will bear all of the costs and expenses (including legal and accounting fees and expenses) of the Company incurred in connection with this Agreement and the transactions contemplated hereby.  Despite the foregoing, Clariti shall pay all stamp duty taxes on this Agreement and on any document executed to give effect to this Agreement.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this. Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE SELLERS HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

     IN WITNESS WHEREOF, the parties have caused this Share Exchange Agreement to be duly executed and delivered as of the day and year first above written.









                              Clariti Telecommunications International, Ltd.,
                               a Delaware (U.S.) corporation


                               By: s/Peter S. Pelullo
                                   ------------------
                                     Peter S. Pelullo
                                     President


                              NKA Communications Pty. Ltd.
                               an Australian company

                               By: s/Peter S. Cook
                                   ---------------
                                     Peter S. Cook
                                     Managing Director


                                and By: s/Yankel Koncepolski
                                        --------------------
                                          Yankel Koncepolski
                                          Director/Secretary

                              Corangamite Pty. Limited, as
                               Trustee for The Lake Corangamite Trust

                                By: s/Peter S. Cook
                                      -------------
                                      Peter S. Cook
                                      Director and Director/Secretary



                              Consortium Communications International Pty.
                               Ltd., as Trustee


                                By: s/Yankel Koncepolski
                                      ------------------
                                      Yankel Koncepolski
                                      Director and Director/Secretary



                              Doron Nevo, Individually

                                By: s/Doron Nevo
                                      ----------
                                      Doron Nevo


                              Barbara Bromilow, Individually

                                By: s/Barbara Bomilow
                                      ---------------
                                      Barbara Bomilow



                              Peter S. Cook, Individually

                                By: s/Peter S. Cook
                                      -------------
                                      Peter S. Cook


                              Yankel Koncepolski, Individually

                                By: s/Yankel Koncepolski
                                      ------------------
                                      Yankel Koncepolski